Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in or incorporation by reference into this Registration Statement on Form S-3 of Talos Energy Inc. of our report dated March 6, 2019, containing information relating to Talos Energy, Inc.’s estimated reserves as of December 31, 2018, and of our reports dated February 7, 2018 and January 13, 2017, containing information relating to Talos Energy LLC’s estimated reserves as of December 31, 2017 and 2016, respectively. We also hereby consent to all references to our firm or such reports included in such Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

June 3, 2019